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                                    FORM 15
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                        Commission File Number    0-17610
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             First Capital Insured Real Estate Limited Partnership
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             (Exact name of registrant as specified in its charter)

      2 N. Riverside Plaza, Suite 1000, Chicago, IL 60606  (312) 207-0020
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         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                           Limited Partnership Units
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            (Title of each class of securities covered by this Form)

                                      None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g.4(a)(1)(i)   [X]          Rule 12h.3(b)(1)(ii)  [_]
     Rule 12g.4(a)(1)(ii)  [_]          Rule 12h.3(b)(2)(i)   [_]
     Rule 12g.4(a)(2)(i)   [_]          Rule 12h.3(b)(2)(ii)  [_]
     Rule 12g.4(a)(2)(ii)  [_]          Rule 15d.6            [_]
     Rule 12h.3(b)(1)(i)   [X]

     Approximate number of holders of record as of the certification or notice
date:     none
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     Pursuant to the requirements of the Securities Exchange Act of 1934, First
Capital Insured Real Estate Limited Partnership has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

                                  By:  First Capital Financial Corporation
                                       as General Partner

DATE April 23, 1998               By   /s/ Norman M. Field
     ________________________          ____________________________________

                                       Vice President/Treasurer